Exhibit 99.1

JEANE KIRKPATRICK, FORMER UNITED STATES AMBASSADOR TO THE

UNITED NATIONS, JOINS IDT CORPORATION BOARD OF DIRECTORS

Newark, N.J., September 27, 2004 – IDT Corporation today announced that Jeane Kirkpatrick, former United States Ambassador to the United Nations, has joined IDT Corporation’s Board of Directors. Dr. Kirkpatrick’s appointment was made effective following the IDT Board of Directors meeting on September 21, 2004. IDT Corporation (NYSE: IDT, IDT.C) is an international telecom, entertainment and technology company.

“Jeane Kirkpatrick is among an elite group of Americans who have made significant contributions to the cause of freedom around the world,” said Howard Jonas, IDT’s Chairman. “Even in the face of horrendous brutality and evil, Dr. Kirkpatrick has never wavered in her belief in every individuals right to live in liberty, free from the repression of oppressive governments and regimes.”

Dr. Kirkpatrick was the first woman appointed to serve as permanent representative of the United States to the United Nations and was a member of Ronald Reagan’s Cabinet and National Security Council. She served as a member of the President’s Foreign Intelligence Advisory Board and the Defense Policy Review Board, and she also chaired the Secretary of Defense Commission on Fail Safe and Risk reduction of the Nuclear Command and Control System. In 2003, Dr. Kirkpatrick headed the US delegation to the Human Rights Commission. For her government service, Dr. Kirkpatrick was awarded the Medal of Freedom, the nation’s highest civilian honor.

“Dr. Kirkpatrick’s appointment to the Board comes at a time of vigorous international expansion at IDT,” said Jim Courter, CEO of IDT. “With her vast knowledge of foreign policy and governmental affairs, no one is better qualified than Jeane Kirkpatrick to guide us through the complex business challenges that IDT faces around the world.”

Dr. Kirkpatrick will replace independent Board Director Admiral William Owens, who left to become President and CEO of Nortel Networks.

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own national telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. Menlo Park is the IDT division principally responsible for the Company’s initiatives in radio broadcasting, brochure distribution and new video technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a leading provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Important Note: In this press release, all statements that are not purely about historical facts, including, but not limited to, those include the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC.

Contact:

Gil Nielsen

IDT Corporate Communications

973-438-3553